EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79703) of UCBH Holdings, Inc. of our report dated May 29, 2009, with respect to the Statements of Net Assets Available for Benefits (Modified Cash Basis) of the United Commercial Bank Savings Plus Plan as of December 31, 2008 and 2007, the related Statements of Changes in Net Assets Available for Benefits (Modified Cash Basis) for the years then ended, and the related Supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the United Commercial Bank Savings Plus Plan.
/s/ Louie & Wong LLP
LOUIE & WONG LLP
Certified Public Accountants
San Francisco, California
June 19, 2009